EXHIBIT 99.1

Ralph Lauren to Add Angela Ahrendts and Michael George to Board of Directors

NEW YORK--May 9, 2018-- Ralph Lauren Corporation (NYSE:RL, the “Company”), a global leader in the design, marketing, and distribution of premium lifestyle products, today announced that it plans to add Angela Ahrendts and has appointed Michael George to the Company’s Board of Directors. The Board intends to nominate Ms. Ahrendts for election at the Annual Meeting of Stockholders, expected in August 2018, and has already appointed Mr. George effective as of May 9, 2018. These appointments will bring the number of Directors on the Company’s Board to 13.

“I am delighted to welcome Angela and Mike to the Board of Directors,” said Mr. Ralph Lauren, Executive Chairman and Chief Creative Officer. “Angela is an industry leader and innovator with deep expertise in luxury retail and an outstanding track record of growing global brands. Mike brings invaluable experience as a senior leader and board member, helping companies drive consumer engagement and growth. Their counsel will be incredibly valuable as we continue to build the future for our iconic brand.”

Patrice Louvet, President and Chief Executive Officer, said, “Angela and Mike are among the most respected leaders in the business. They each have driven strong growth and created superior value at some of the best-known brands in retail, and I know we will benefit greatly from their experience and fresh perspective as we continue to elevate our brand; evolve our product, marketing and shopping experience; expand our digital and international presence; and increase productivity.”

Ms. Ahrendts has served as Senior Vice President of Retail at Apple Inc., since May 2014. She oversees strategy, real estate and development, and operations of Apple’s physical stores, online store and contact centers. Ms. Ahrendts joined Apple from Burberry where she served as Chief Executive Officer and as a Director on the Board from 2006 to 2014, and led the company through a period of outstanding global growth. Previously, she was Executive Vice President at Liz Claiborne Inc., and earlier in her career served as President of Donna Karan International.

Ms. Ahrendts said, “I have admired Ralph and been inspired by his pure global lifestyle vision for many years. It is an honor to join this Board as he and Patrice continue to evolve and expand his incredible aesthetic.”

Mr. George was named President and CEO of Qurate Retail, Inc., in March 2018, a leading global video and e-commerce retailer which includes: QVC, HSN, zulily, Ballard Designs, Frontgate, Garnet Hill, Grandin Road and Improvements. George was President and CEO of QVC, Inc., for the prior 12 years where he helped transform the company into a global multiplatform retailer spanning multiple ecommerce, mobile, and social platforms and 16 television networks. Previously, he was Chief Marketing Officer for Dell Inc., General Manager of Dell’s U.S. consumer business and earlier, a senior partner at McKinsey & Company. Mr. George serves on the Boards of Qurate Retail, Inc., Brinker International, the National Retail Federation and the National Constitution Center. He is also a member of CEO Action for Diversity and Inclusion.

Mr. George said, “I have long admired Ralph and the company, as they created one of the most influential and iconic brands in the world. I’m honored to have this opportunity to work with Ralph, Patrice and the Board and I’m excited for the future of this truly innovative company.”

More information about Ralph Lauren's Board of Directors and corporate governance practices can be found on the Company's web site at http://investor.ralphlauren.com.

ABOUT RALPH LAUREN CORPORATION
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Polo Ralph Lauren, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

MEDIA CONTACT
Investor Relations:
Evren Kopelman, 212-813-7862

Corporate Communications:
Katie Ioanilli, 212-205-5947
rl-press@ralphlauren.com